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                                                                   Exhibit 10.2

                              EMPLOYMENT AGREEMENT

                  THIS AGREEMENT is made as of May 17, 1998 between Office Depot, Inc., a Delaware corporation (the "COMPANY"), and Bruce Nelson ("EXECUTIVE").

                  In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                  1. EMPLOYMENT

                  The Company shall employ Executive, and Executive hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the date hereof and ending as provided in paragraph 4 hereof (the "Employment Term").:

                  2. POSITION AND DUTIES

                  (a) During the Employment Period, Executive shall serve as a CEO and President of Viking Products, Inc. and shall have the normal duties, responsibilities and authority of an Executive Officer of the Company, subject to the power of the Company's chief executive officer ("CEO") to expand or limit such duties, responsibilities and authority.

                  (b) Executive shall devote Executive's best efforts and Executive's full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company and its Subsidiaries; PROVIDED THAT Executive shall, with the prior approval of the CEO, be allowed to serve as (i) a director or officer of any non-profit organization including trade, civic, educational or charitable organizations, or (ii) a director of any corporation which is not competing with the Company or any of its Subsidiaries in the office product and office supply industry so long as such duties do not materially interfere with the performance of Executive's duties or responsibilities under this Agreement. Executive shall perform Executive's duties and responsibilities under this Agreement to the best of Executive's abilities in a diligent, trustworthy, businesslike and efficient manner.

                  (c) For purposes of this Agreement, "SUBSIDIARIES" shall mean any corporation of which the securities having a majority of the voting power in electing directors are, at the time of determination, owned by the Company, directly or through one or more Subsidiaries.

                  3. BASE SALARY AND BENEFITS

                  (a) Initially, Executive's base salary shall be $600,000 per annum (the "BASE SALARY"), which salary shall be payable in regular installments in accordance with the Company's general payroll practices and shall be subject to customary withholding. Executive's Base Salary shall be reviewed at least annually by the CEO and shall be subject to adjustment as the CEO shall determine based on among other things, market practice and performance. In addition,



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during the Employment Term, Executive shall be entitled to participate in certain of the Company's long term incentive programs established currently or in the future by the Company for which officers of the Company then at Executive's level are generally eligible (including, but not limited to, stock option, restricted stock, performance unit/share plans or long-term cash plans).

                  (b) In addition to the Base Salary, Executive shall be entitled to participate in the Company's Management Incentive Plan (the "Bonus Plan") as administered by the Compensation Committee. If the Compensation Committee (or the Company's Board of Directors (the "Board")) modifies such Bonus Plan during the Employment Term, Executive shall continue to participate at a level no lower than the highest established for any officer of the Company then at Executive's level.

                  (c) Executive shall be entitled to paid vacation in accordance with the Company's general payroll practices for officers of the Company then at Executive's level.

                  (d) The Company shall reimburse Executive for all reasonable expenses incurred by Executive in the course of performing Executive's duties under this Agreement which are consistent with the Company's policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company's requirements with respect to reporting and documentation of such expenses.

                  (e) Executive will be entitled to all benefits currently or in the future maintained for officers of the Company then at Executive's level, including without limitation: medical and dental insurance, life insurance and short-term and long-term disability insurance, supplemental health and life insurance, profit sharing and retirement benefits.

                  4. TERM

                  (a) The Employment Term shall end on the second anniversary of the Merger (as defined in the Agreement and Plan of Merger among Office Depot, Inc., VK Acquisition Corp. and Viking Office Products Inc. dated May 17,1998; PROVIDED THAT (i) the Employment Term shall be extended for one year in the event that written notice of the termination of this Agreement is not given by one party hereof to the other at least six months prior to the end of the Employment Term; PROVIDED FURTHER that (ii) the Employment Term shall terminate prior to such date (A) upon Executive's death or permanent disability or incapacity (as determined by the Board in its good faith judgment), (B) upon the mutual agreement of the Company and Executive, (C) by the Company's termination of this Agreement for Cause (as defined below) or without Cause or
(D) by Executive's termination of this Agreement for Good Reason (as defined below) or without Good Reason.

                  (b) If the Employment Term is terminated by the Company without Cause or is terminated by the Executive for Good Reason, Executive (and Executive's family with respect to clause (iii) below) shall be entitled to receive (i) Executive's Base Salary through the second anniversary of such termination and Executive's Pro Rata Bonus, if and only if Executive has not breached the provisions of paragraph 5, 6 and 7 hereof, (ii) vested and earned (in accordance with



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the Company's applicable plan or program) but unpaid amounts under incentive plans, health and welfare plans, deferred compensation plans, and other employer programs of the Company which Executive participates (other than the Pro Rata Bonus) and (iii) life insurance and medical insurance through the second anniversary of such termination pursuant to the Company's insurance programs to the extent Executive participated immediately prior to the date of such termination; PROVIDED THAT the insurance Executive or Executive's family is entitled to pursuant to this clause (iii) shall be reduced by the amount of any such insurance Executive or Executive's family is entitled to receive as a result of any other employment. The amounts payable pursuant to paragraph 4(b)(i) and (ii) shall be payable, at the Company's discretion, in one lump sum payment within 30 days following termination of the Employment Term or in any other manner consistent with the Company's normal payment policies.

                  (c) If the Employment Term is terminated by the Company for Cause or by the Executive without Good Reason, Executive shall be entitled to receive (i) Executive's Base Salary through the date of such termination and
(ii) vested and earned (in accordance with the Company's applicable plan or program) but unpaid amounts under incentive plans, health and welfare plans, deferred compensation plans, and other employer programs of the Company which Executive participates; provided, however, Executive shall not be entitled to payment of a Pro Rata Bonus.

                  (d) If the Employment Term is terminated upon Executive's death or permanent disability or incapacity (as determined by the Board in its good faith judgment), Executive, or Executive's estate if applicable, shall be entitled to receive the sum of (i) Executive's Base Salary through the date of such termination and (ii) vested and earned (in accordance with the Company's applicable plan or program) but unpaid amounts under incentive plans, health and welfare plans, deferred compensation plans, and other employer programs of the Company which Executive participates. The amount payable pursuant to this paragraph 4(d) shall be payable, at the Company's discretion, in one lump sum payment within 30 days following termination of the Employment Term or in any other manner consistent with the Company's normal payment policies.

                  (e) Except as otherwise provided herein, fringe benefits and bonuses hereunder (if any) which accrue or become payable after the termination of the Employment Term shall cease upon such termination.

                  (f) For purposes of the Agreement, Agreement, "CAUSE" shall mean:

                           (i) the willful and continued failure of the Executive to perform substantially the Executive's duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Board or the CEO which specifically identifies the manner in which the Board or the CEO believes that the Executive has not substantially performed the Executive's Duties, or

                           (ii) the willful engaging by the Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.


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         For purposes of this provision, no act of failure to act, on the part of the Executive, shall be considered "willful" unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive's action or omission was in the best interest of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the CEO or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interest of the Company.

                  (g) For purposes of this Agreement, "GOOD REASON" shall mean a material breach by the Company of a material provision of this Agreement which has not been cured by the Company within thirty (30) days after written notice of noncompliance has been given by Executive to the Company.

                  (h) For purposes of the Agreement, "PRO RATA BONUS" shall mean the sum of (i) the pro rata portion (calculated as if the "target" amount under such plan has been reached) under any current annual incentive plan from the beginning of the year of termination through the date of termination and
(ii) if and to the extent Executive is vested, the pro rata portion (calculated as if the "target" amount under such plan has been reached) under any long-term incentive plan or performance plan from the beginning of the period of determination through the date of termination.

                  5. CONFIDENTIAL INFORMATION. Executive acknowledges that the information, observations and data obtained by Executive while employed by the Company and its Subsidiaries concerning the business or affairs of the Company or any other Subsidiary ("CONFIDENTIAL INFORMATION") are the property of the Company or such Subsidiary. Therefore, Executive agrees that Executive shall not disclose to any unauthorized person or use for Executive's own purposes any Confidential Information without the prior written consent of the Board or the CEO, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of Executive's acts or omissions. Executive shall deliver to the Company at termination of the Employment Term, or at any other time the Company may request, all memoranda, notes, plans, record, reports, computer tapes, printouts and software and other documents and data (and copies therein) in any form or medium relating to the Confidential Information, Work Product (as defined below) or the business of the Company or any Subsidiary that Executive may then possess or have under Executive's control.

                  6. INVENTIONS AND PATENTS. Executive acknowledges that all inventions, innovations, improvements, development, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) that relate to the Company's or any of its Subsidiaries' actual or anticipated business, research and development or existing or future products or services and that are conceived, developed or made by Executive while employed by the Company and its Subsidiaries ("WORK PRODUCT") belong to the Company or such Subsidiary. Executive shall promptly disclose such Work Product to the Board or the CEO and perform all actions reasonably requested by the Board or the CEO (whether during or after the Employment



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Term) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

                  7. NON-COMPETE, NON-SOLICITATION.

                  (a) In further consideration of the compensation to be paid to Executive hereunder, Executive acknowledges that in the course of Executive's employment with the Company Executive shall become familiar with the Company's trade secrets and with other Confidential Information concerning the Company and its Subsidiaries and that Executive's services shall be of special, unique and extraordinary value to the Company and its Subsidiaries. Therefore, Executive agrees that, during the Employment Term and for one year thereafter (the "NONCOMPETE PERIOD"), Executive shall not directly or indirectly own any interest in, manage, control, participate in, consult with, render services for, or in any manner engage in any business competing with the businesses of the Company or its Subsidiaries, as such businesses exist or are in process on the date of the termination of Executive's employment, within any geographical area in which the Company or its Subsidiaries engage or plan to engage in such businesses. Nothing herein shall prohibit Executive from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as Executive has no active participation in the business of such corporation.

                  (b) During the Noncompete Period, Executive shall not directly or indirectly through another entity (i) induce or attempt to induce any employee of the Company or any Subsidiary to leave the employ of the Company or such Subsidiary, or in any way interfere with the relationship between the Company or any Subsidiary and any employee thereof, (ii) hire any person who was an employee of the Company or any Subsidiary at any time during the Employment Term or (iii) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of the Company or any Subsidiary to cease doing business with the Company or such Subsidiary, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or any Subsidiary (including, without limitation, making any negative statements or communications about the Company or its Subsidiaries).

                  (c) If, at the time of enforcement of this paragraph 7, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained in this paragraph 7 are reasonable.

                  (d) In the event of the breach or a threatened breach by Executive of any of the provisions of this paragraph 7, the Company, in addition and supplementary to other rights and remedies existing in its favor, may apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations for the provisions hereof (without posting a bond or other security). In addition, in the event of any alleged breach or violation by Executive of this paragraph 7, the Noncompete Period shall be tolled until such breach or violation has been duly cured.



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                  8. EXECUTIVE'S REPRESENTATIONS. Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which Executive is bound, (ii) Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity and
(iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms. Executive hereby acknowledges and represents that Executive has had an opportunity to consult with independent legal counsel regarding Executive's rights and obligations under this Agreement and that Executive fully understands the terms and conditions contained herein.

                  9. SURVIVAL. Paragraphs 5, 6 and 7 and paragraphs 9 through 16 shall survive and continue in full force in accordance with their terms notwithstanding any termination of the Employment Term.

                  10. NOTICES. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

                  NOTICE TO EXECUTIVE:

                  Name:    Bruce Nelson
                  Address: 67 Marguerite
                           Rancho Palos Verdes, CA 90274

                  NOTICE TO THE COMPANY:

                  Office Depot, Inc.
                  2200 Germantown Road
                  Delray Beach, Florida  33445
                  Attention:  Chief Financial Officer

                  and

                  Office Depot, Inc.
                  2200 Germantown Road
                  Delray Beach, Florida  33445
                  Attention:  Executive Vice President - Human Resources

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered or mailed.



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                  11. SEVERABILITY. Whenever possible, each provision of this
Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not effect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

                  12. COMPLETE AGREEMENT. This Agreement and those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

                  13. NO STRICT CONSTRUCTION. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

                  14. COUNTERPARTS. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

                  15. SUCCESSORS AND ASSIGNS. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, successors and assigns, except that Executive may not assign Executive's rights or delegate Executive's obligations hereunder without the prior written consent of the Company.

                  16. CHOICE OF LAW. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Florida, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida.

                  17. AMENDMENT AND WAIVER. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.



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                  IN WITNESS WHEREOF, the parties hereto have executed this
Agreement as of the date first written above.


                                            OFFICE DEPOT, INC.


                                            By: /s/ Thomas Kroeger
                                            -----------------------------------
                                            Name:   Thomas Kroeger
                                            Its:    Executive Vice President -
                                                    Human Resources


                                            EXECUTIVE


                                            /s/ Bruce Nelson
                                            -----------------------------------
                                            Name:  Bruce Nelson